Exhibit 99.1

SOKO Fitness Announces Fourth Quarter and Fiscal Year End 2010 Financial Results

Full-Year Net Income Increases 55%, Revenue Increases 53% Over 2009;
Company to Host Conference Call on Monday, August 30 at 8:00 AM Eastern Time

Harbin, CHINA, August 26, 2010 — SOKO Fitness & Spa Group, Inc. (OTC BB: SOKF) (“SOKO”), an operator of fitness centers and beauty salons and spas in Northeast China as well as suburban Beijing, today announced financial results for the fourth quarter and fiscal year ended May 31, 2010.

Full Year Financial Highlights

•	Full-year revenue totaled $29.9 million, an increase of 53% over $19.6 million in fiscal 2009.

•	Gross profit improved to $20.4 million, or 68% of revenue, compared with $13 million, or 66% of revenue for fiscal year end 2009.

•	Operating income improved by 44% year-over-year to $10.2 million, compared with operating income of $7.1 million in fiscal 2009.

•	Net income improved by 55% year-over-year to $10.4 million, or $0.56 per diluted share, compared with $7.0 million, or $0.41 per diluted share for fiscal 2009.

Fourth Quarter Financial Highlights

•	Fourth quarter 2010 revenue totaled $8.0 million, an increase of 40% over $5.6 million in the fourth quarter of 2009.

•	Gross profit increased to $5.2 million, or 65% of revenue for the quarter, compared with $3.8 million, or 68% of revenue in the fourth quarter of 2009.

•	Operating income was $2.0 million, a 5% increase over $1.9 million in the fourth quarter of 2009.

•	Net income was $2.0 million, or $0.10 per diluted share, compared with $2.0 million, or $0.12 per diluted share in the same period a year ago.

Fourth Quarter and Full Year Business Highlights

•	Completed non-brokered private placement for gross proceeds of $10 million.

SOKO Fitness & Spa Group, Inc.

•	Opened 7 new facilities in fiscal 2010.

•	Entered Beijing market through December 2009 acquisition of majority interest in 2 suburban Beijing fitness centers.

•	Opened Lea Spa Xishan Club, SOKO’s first spa facility in Beijing.

•	Signed lease agreement with Westin Chaoyang Hotel in Beijing to open SOKO’s fourth yoga facility.

•	Opened Daoli Fitness, Legend Spa Central Club, and Yoga Wave Harbin, collectively occupying 63,000 square feet in the Long Dian Building in centrally located downtown Harbin.

“During fiscal 2010, we achieved solid top and bottom line growth, high margins and strong operating cash flow. This performance speaks to the significant demand that exists for our premium fitness and aesthetic services in the markets in which we operate, as well as the ongoing success of our growth strategy,” said Tong Liu, Chief Executive Officer of SOKO. “Fiscal 2010 was notable for several important milestones, including our entry into the Beijing market, where we currently operate two fitness centers and one spa. We expect that our fourth Beijing facility, Yoga Wave Beijing, will open in September in Westin’s Chaoyang hotel, marking our second facility located in a luxury hotel. We believe a tremendous opportunity exists for SOKO spas, fitness centers and yoga studios in the luxury hotel market, and expect that this facility could lead to further cooperation with hotel chains throughout China.

“In addition to our expansion into new markets, we took steps to further establish SOKO’s leadership position in our core second tier city markets of Harbin and Shenyang. During fiscal 2010, we opened 4 new facilities in these cities, which we believe will allow us to better address the significant, untapped growth potential that exists among northeastern China’s emerging upper and middle-classes. Early sales activity at these facilities has been strong, and we believe that they can make a meaningful contribution to our business as they mature,” Mr. Liu added.

SOKO currently operates 20 facilities in Northeastern China and Beijing, including 11 beauty salons and spas, one non-surgical medical beauty center, seven fitness centers and yoga studios, including two fitness centers in suburban Beijing, and one beauty school. As of May 31, 2010, SOKO had approximately 18,000 fitness club members, and approximately 21,000 beauty salon and spa clients. SOKO currently has 4 facilities under construction or engaged in pre-opening activities.

Full Year Financial Summary

Total revenue for the fiscal year ended May 31, 2010 was $29.9 million, an increase of 53%, compared with revenue of $19.6 million for fiscal 2009. The increase in revenue was attributed to an increase in the number of SOKO-operated facilities and increased per-customer spending.

SOKO Fitness & Spa Group, Inc.

Among SOKO’s three business segments, spa and beauty services and products accounted for 77.3% of revenue, fitness centers accounted for 18.2% of revenue and the beauty school accounted for 4.5% of revenue for the fiscal year ended May 31, 2010.

•
Total professional services were $19.1 million, up 69% year-over-year. The year-over-year increase was primarily related to promotional activities conducted in the second half of fiscal 2010, which drove an increase in revenue during the period.

•	Total product sales were $4.1 million, up 13.9% year-over-year.

•	Membership fees grew to $5.4 million, up 80% year-over-year.

•
Revenue from beauty school tuition was $1.3 million, compared with $1.7 million in the same period a year ago. The decrease was due to SOKO’s strategic cut back in some of its short-term administration courses and transition toward longer-term training programs to support its core beauty and spa business operations.

Gross profit for the twelve months ended May 31, 2010 was $20.4 million, or 68% of revenue, compared with $13.0 million, or 66% of revenue for fiscal 2009.

Selling, general and administrative expenses for fiscal 2010 were $10.3 million, compared with $5.9 million for the fiscal year end 2009.  The increase in SG&A expense was related to an increase in one-time expenses related to the Beijing fitness center acquisition and other activities related to both new and existing facilities, as well as increased costs directly related to the growth in revenue.

Net income for fiscal 2010 increased 55% year-over-year to $10.4 million, or $0.56 per diluted share, based on 18.6 million weighted average diluted shares outstanding, compared with $7.0 million, or $0.41 per diluted share, based on 17.3 million weighted diluted average shares outstanding, for the same period a year ago.

As of May 31, 2010, SOKO had cash and cash equivalents of $18.1 million compared with $1.9 million on May 31, 2009.  The increase in cash and cash equivalents is attributable to SOKO’s non-brokered private placement completed April 21, 2010, as well as continued positive cash flow from operations.

Company and Market Outlook

Commenting on SOKO’s plans for the upcoming year, Mr. Liu stated “Our growth plans for fiscal 2011 remain aggressive. We believe that the cash we generate from operations, coupled with the proceeds from our April financing, will give SOKO the resources to maintain our robust expansion plans to open new facilities and acquire centers that we believe complement our existing portfolio. We achieved a great deal in fiscal 2010 and believe that the stage is set for continued advancement in fiscal 2011. With an established, well-respected brand in the beauty and fitness markets, a growing base of potential customers driven by increasing affluence in China, and a strong financial position that will enable us to achieve our growth objectives, we are excited about what the future holds for SOKO.”

SOKO Fitness & Spa Group, Inc.

Conference Call

SOKO will host a conference call for interested investors and analysts to discuss its financial results for the period on Monday, August 30, 2010, at 8:00 a.m. Eastern time. To participate in the conference call, please dial 1-877-941-2321 from the U.S. and Canada, or 1-480-629-9714 for international callers.

An audio replay will also be available approximately one hour after the conclusion of the call and will be made available through September 13, 2010. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID Number 4352938.

About SOKO Fitness & Spa Group, Inc.

SOKO Fitness & Spa Group, Inc., an OTCBB listed company (SOKF), is an operator of fitness centers and beauty salons and spas in key cities in Northeastern China as well as in suburban Beijing. SOKO provides programs, services, and products combined with exercise, education and nutrition to help their members lead a healthy life and achieve their fitness goals. For further information, please go to http://www.sokofitness.com.

To be added to SOKO's email distribution for future news releases, please send your request to soko@tpg-ir.com.

Cautionary Note Regarding Forward Looking Statements

This press release and the statements of representatives of SOKO Fitness & Spa Group, Inc. (the "Company") related thereto contain, or may contain, statements that are not historical facts and are therefore "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, beliefs, expectations and intentions and other statements identified by words such as "projects," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, results regarding the Company's expansion strategies, service offerings, client, membership and customer figures, proposed new center openings and prospects and strategies for growth, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company does not undertake any obligation to update any forward- looking statement, except as required under applicable law.

SOKO Fitness & Spa Group, Inc.

Contacts:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
soko@tpg-ir.com

SOKO Fitness & Spa Group, Inc.
Shawn Qu
Tel: (908) 208-8681
Email: shawnqu@sokofitness.com

SOKO Fitness & Spa Group, Inc.
Judy Jiang
Tel: +86(451) 8770 2280
Email: judyjiang@sokofitness.com

SOKO Fitness & Spa Group, Inc.

SOKO FITNESS & SPA GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)
	May 31,
	2010	2009
		(RESTATED)
ASSETS
Current Assets:
Cash & cash equivalents	$18,104,218	$1,907,640
Restricted cash	-	7,233
Accounts receivable, net	911,523	110,541
Inventories	1,099,208	1,391,302
Advances to suppliers	6,302,976	993,084
Employee advance	437,196	54,783
Loan receivable	146,270	-
Prepaid expense	127,365	146,959
Total Current Assets	27,128,755	4,611,542

Property, plant and equipment, net of accumulated depreciation	24,116,400	19,674,394

Other Assets
Security deposit	75,412	47,853
Deferred rent	897,032	589,188
Deposit to suppliers	-	1,464,530
Investment advance	-	399,750
Goodwill	4,178,365	2,525,778
Intangible assets, net	1,739,107	-
Total Other Assets	6,889,917	5,027,099

Total Assets	58,135,072	29,313,035

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	2,196,869	2,196,795
Accounts payable, accrued expenses and other payable	1,707,381	471,457
Unearned revenue	9,344,088	1,909,755
Taxes payable	144,598	360,229
Contingent liability	-	200,000
Total Current Liabilities	13,392,936	5,138,236

Stockholders' Equity
Preferred Stock, $.001 par value; 10,000,000 shares authorized;
- 0 - shares issued and outstanding at May 31,2010 and 2009	-	-
Common stock, $0.001 Par value; 500,000,000 shares authorized;
20,213,889 and 17,000,000 shares issued and outstanding
at May 31, 2010 and 2009, respectively	20,214	17,000
Additional paid-in-capital	12,604,619	2,346,397
Additional paid-in-capital - Warrants	639,253	639,253
Accumulated other comprehensive income	1,913,924	1,910,751
Retained earnings	29,655,804	19,215,114
Total Stockholders' Equity	44,833,814	24,128,515
Noncontrolling interest	(91,678)	46,283
Total Equity	44,742,136	24,174,799

Total Liabilities and Stockholders' Equity	$58,135,072	$29,313,034

SOKO Fitness & Spa Group, Inc.

SOKO FITNESS & SPA GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
	FOR THE FISCAL YEARS ENDED
	MAY 31,
	2010	2009
		(RESTATED)

Net Sales	$29,931,674	$19,569,108

Cost of Sales	(9,512,745)	(6,591,906

Gross Profit	20,418,929	12,977,202

Selling, General and Administrative Expenses:	10,258,668	5,902,059

Operating Income	10,160,261	7,075,143

Other Income and Expenses
Interest expense	(62,736)	(66,121
Other income	230,387	47,012
Penalty for investor's liquidated damages		(200,000
Other expenses	(17,648)	(70,731
Total Other Income and (Expense)	150,004	(289,840

Income Before Income Taxes	10,310,265	6,785,303

Provision for Income Taxes	114,301	42,667

Net Income	10,195,964	6,742,636
Less: net income (loss) attributable to the noncontrolling interest	(244,726)	(287,865

Net Income Attributable to SOKO Fitness & Spa Group, Inc.	$10,440,690	$7,030,500

Other Comprehensive Income - Foreign currency translation adjustment
Attributable to SOKO Fitness & Spa Group, Inc.	544	284,923
Attributable to non-controlling interest	(35)	4,844

Comprehensive Income (Loss)
Attributable to SOKO Fitness & Spa Group, Inc.	$10,441,233	$7,315,423
Attributable to non-controlling interest	$(244,761)	$(283,021

Basic and Diluted Income per common share
Basic	$0.60	$0.41
Diluted	$0.56	$0.41

Weighted average common share outstanding
Basic	17,284,932	17,000,000
Diluted	18,597,186	17,297,931